EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-145176 and 333-197858) on Form S-8 of inTEST Corporation of our report dated March 27, 2017, except for the segment disclosure update described in Note 15 as to which the date is November 14, 2017, relating to our audits of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of inTEST Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Blue Bell, Pennsylvania

November 14, 2017